UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2008

REGIONS FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	000-50831	63-0589368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 FIFTH AVENUE NORTH

BIRMINGHAM, ALABAMA 35203

(Address, including zip code, of principal executive office)

Registrant’s telephone number, including area code: (205) 944-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(c) On February 13, 2008, Regions Financial Corporation (“Regions”) announced that it has named Irene Esteves senior executive vice president and chief financial officer, effective April 1, 2008. Ms. Esteves will succeed Alton E. Yother who will retire as chief financial officer of Regions. It is expected that Ms. Esteves will serve as a member of Regions’ Executive Council and will report to Chairman, President and Chief Executive Officer, Dowd Ritter. Prior to joining Regions, Ms. Esteves was senior vice president and chief financial officer of the Capital Management Group with Wachovia Corporation. Before joining Wachovia in 2006, Ms. Esteves was senior managing director, chief financial officer and chief of human resources at Putnam Investments. Ms. Esteves currently serves on the boards of The Timberland Company and JohnsonDiversey, Inc., where she is the chair of the audit committees on both.

The material terms of Ms. Esteves employment with Regions are as follows: (i) annual base salary of $575,000, (ii) participation in Regions Executive Incentive Plan with a target bonus of 130% of her annual base salary (subject to guaranteed bonuses for 2008 and 2009 of $1,000,000), and (iii) participation in Regions’ Supplemental Executive Retirement Benefit Plan and other Regions employee benefit plans and programs generally applicable to other similarly situated employees. Also, in consideration of forfeiting non-vested compensation at her current employer, upon the commencement date of her employment with Regions, Ms. Esteves will receive a grant of restricted stock shares with a value of $1,000,000 on the grant date and stock options with a Black Scholes value of $1,000,000 on the grant date. In addition, it is expected that Regions will enter into a Change in Control Agreement with Ms. Esteves in the form described in Regions Form 8-K dated October 3, 2007 (the description of which is incorporated by reference herein).

The related press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release of February 13, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIONS FINANCIAL CORPORATION

By:	/s/ John D. Buchanan
Name:	John D. Buchanan
Title:	Senior Executive Vice President, General Counsel and Corporate Secretary

Date: February 20, 2008